Exhibit 99.1

Janus Henderson Announces Modifications to 2020 Annual General Meeting of Shareholders

LONDON — Janus Henderson Group plc (NYSE/ASX: JHG) is scheduled to hold its 2020 Annual General Meeting of Shareholders (“AGM”) at the Company’s office in Denver, Colorado, on 30 April 2020. However, as a result of the ongoing COVID-19 pandemic, Colorado state and local authorities have issued stay-at-home orders that prohibit most gatherings of any number of people. The health of our shareholders, employees, and stakeholders is paramount, and the Company will adhere to all government and public health authority recommendations and restrictions to support the effort to limit the spread of COVID-19. As a result, the Company’s Board of Directors has decided to make the following changes to the arrangements for the AGM:

•	We are not permitted to hold a virtual-only AGM under the terms of our governing documents, and therefore, we currently plan to hold the AGM as scheduled at our Denver office on 30 April 2020. However, in order to comply with the stay-at-home orders and public health directives, shareholders will not be permitted to attend the AGM, and anyone seeking to attend the meeting in person will be refused entry.

•	Shareholders are strongly encouraged to vote and submit their proxy by internet, by telephone, or by signing and returning the proxy card that was included in the Notice of Annual Meeting sent to shareholders on 19 March 2020. When voting by proxy, shareholders should appoint the Chair of the meeting as their proxy to ensure that their votes will still be counted despite being unable to attend the meeting in person. If a shareholder appoints someone else as their proxy, that proxy will not be able to attend the meeting in person or cast the shareholder's vote.

•	In order to keep in-person AGM attendance to the bare minimum and observe proper social distancing measures for the small number of people required to attend, our advisers and other guests have also been asked not to attend. The AGM will be limited to only the formal business of the meeting, with no traditional investor presentation or live question-and-answer session. The Company values the views of its shareholders, and any shareholder wishing to submit a question to the Board may do so by sending an email to investor.relations@janushenderson.com in advance of the meeting. The Company will respond to all questions on an individual basis.

•	Shareholders may listen to the meeting via a listen-only conference call and webcast. As the call and webcast will be listen-only, participation through these means will not constitute formal attendance at the AGM, and shareholders who dial-in or view the webcast will not be able to vote or ask questions on the day of the AGM. Any shareholder wishing to listen to the meeting should call:

From:
United Kingdom	0800 358 6377 (toll free)
US and Canada	800 289 0438 (toll free)
Australia	1 800 573 793 (toll free)
All other countries	+1 323 794 2423 (this is not a toll free number)
Conference ID	6923607

Janus Henderson Group plc

47 Esplanade,

Jersey JE1 0BD

Registered in Jersey
No. 101484

ABN 67 133 992 766

Prior to the meeting, a webcast link will be accessible from the Company’s investor relations website, www.janushenderson.com/ir, and the Company’s 2020 AGM website, www.janushenderson.com/AGM2020. A replay will be available for a period of at least 14 days following the call.

The Company is taking the above measures to make the AGM as safe and efficient as possible, safeguarding the wellbeing of shareholders, colleagues and other participants alongside ensuring the right steps are taken to preserve the long-term health of the business. The COVID-19 situation remains fluid and, if further changes to the AGM become necessary, we will announce those changes as soon as practicable via our investor relations website and our designated website for the 2020 AGM.

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About Janus Henderson

Janus Henderson Group (JHG) is a leading global active asset manager dedicated to helping investors achieve long-term financial goals through a broad range of investment solutions, including equities, fixed income, quantitative equities, multi-asset and alternative asset class strategies.

At 31 December 2019, Janus Henderson had approximately US$375 billion in assets under management, more than 2,000 employees, and offices in 28 cities worldwide. Headquartered in London, the company is listed on the New York Stock Exchange (NYSE) and the Australian Securities Exchange (ASX).

Investor enquiries: Jim Kurtz Investor Relations Manager +1 (303) 336 4529 jim.kurtz@janushenderson.com	Press enquiries: Sarah de Lagarde Global Head of Communications +44 (0) 20 7818 2626 sarah.delagarde@janushenderson.com